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Exhibit 10.3

        May 16, 2006

John W. Perkins,
    Guaranty Bank and Trust Company,
        1331 Seventeenth Street,
            Denver, Colorado 80202.

Dear Mr. Perkins:

        It has been a pleasure working with you over the past eighteen months. We very much appreciate your substantial efforts and commitment. The purpose of this letter is to confirm the following transition arrangements that you and we have discussed. If you agree, this letter becomes your Transition Agreement with Guaranty Bank and Trust Company (the "Company").

1.     Service Through June 30, 2006

        You will continue to be employed through June 30, 2006 under your current Employment Agreement with the Company, dated October 27, 2004 (your "Employment Agreement").

        Effective on the close of business June 30, 2006, you will cease to be employed and will retire from your positions as President and Chief Executive Officer of the Company and director of the Company, as well as from all other positions as a director, officer or employee of the Company or its affiliates (together, your "Retirement"). You understand that your decision to retire from these positions will be irrevocable and that no other action is required for it to become effective. You agree, however, to sign any additional letters of resignation that the Company may request that reflect accurately the terms and conditions of your Retirement.

2.     Assistance Through December 31, 2006

        From July 1 through December 31, 2006, you agree to make yourself reasonably available on our request from time-to-time to assist in the transition of senior management and in any other matter related to your employment with the Company. Your assistance is additional consideration for our election in Section 3 of this Transition Agreement and there will be no additional cost; provided, however, that if your assistance is requested for more than 10 hours in a 30 day period, we will pay you at the rate of $125 per hour for each additional hour of assistance provided.

3.     Effect of Your Retirement

        For purposes of your Employment Agreement, you and we will treat your Retirement as (a) an expiration of the "Term of Employment" and non-renewal and (b) an election by us pursuant to Section 4(b)(i) of your Employment Agreement to pay the amount specified in Section 6(a)(i) of the Employment Agreement ($500,000) (the "Separation Amount").

        Your Separation Amount will be paid on January 1, 2007 (or such earlier time as is permissible under Section 409A of the Internal Revenue Code). However, the Company's obligation to pay your Separation Amount is contingent on your execution as of the date of your Retirement of a Waiver and Release of Claims in the form attached to your Employment Agreement as Annex A and such Waiver and Release of Claims becoming effective.

        In addition to your Separation Amount, on your Retirement the Company will pay you amounts that have become payable as of June 30, 2006 under your Employment Agreement but have not been paid and will pay or provide the Other Benefits (as defined in your Employment Agreement).

        On your Retirement, you shall have the option to purchase or assume the lease in respect of (as applicable) any automobile currently provided to you by the Company.

        On your Retirement, the Company will have no further obligation to make payments under your Employment Agreement except as provided in this Transition Agreement.

4.     Your Continuing Obligations to the Company

        As a result of our election in Section 3 of this Transition Agreement, you agree that you continue to be subject to the provisions of Sections 8(a) and 8(b) of your Employment Agreement (with the Restricted Period ending on the close of business on June 30, 2008). The other provisions of Section 8 of your Employment Agreement also continue to apply.

5.     Miscellaneous.

        This Transition Agreement is an amendment and supplement to your Employment Agreement. Sections 10 through 21 of your Employment Agreement continue to apply and references in those Sections to your Employment Agreement include this Transition Agreement. This Transition Agreement will not apply if your employment under the Employment Agreement terminates before your Retirement.

* * *

        If this letter properly sets forth our understanding, please sign both copies, keep one copy for your records and return one to me. We wish you the best in your future endeavors. We are confident in your continued success.

Very truly yours,
GUARANTY BANK AND TRUST COMPANY
	By:	/s/ JOHN M. EGGEMEYER, III Name: John M. Eggemeyer, III Title: Chairman, Centennial Bank Holdings, Inc.
Accepted and agreed:
/s/ JOHN W. PERKINS John W. Perkins

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  Exhibit 10.3